 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114802

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated April 4, 2005)

43,328,933 Shares

Fieldstone Investment Corporation

Common Stock

We are a self-managed, fully integrated mortgage banking company that owns and manages a portfolio of non-conforming mortgage loans originated primarily by our mortgage origination subsidiary, Fieldstone Mortgage Company.  We have elected to be taxed as a real estate investment trust for federal income tax purposes.

Our common stock trades on the NASDAQ National Market under the symbol “FICC.” On December 12, 2005, the last reported sale price of our common stock was $11.16 per share. The following table sets forth, for the first, second, third and fourth quarters of 2005 (through December 12, 2005), the high and low closing sale prices for our common stock as reported on NASDAQ:

	High	Low
2005
First Quarter	$17.00	$13.96
Second Quarter	$14.58	$12.00
Third Quarter	$15.20	$11.22
Fourth Quarter (through December 12, 2005)	$11.81	$9.93

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2005.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated April 4, 2005, Prospectus Supplement No. 1 dated May 16, 2005, Prospectus Supplement No. 2 dated July 5, 2005, Prospectus Supplement No. 3 dated August 15, 2005, Prospectus Supplement No. 4 dated October 21, 2005, Prospectus Supplement No. 5 dated November 14, 2005, and Prospectus Supplement No. 6 dated November 30, 2005 with respect to the resale of up to 43,328,933 shares of common stock by the selling stockholders named therein.

See “Risk Factors” beginning on page 11 of the Prospectus for risk factors relevant to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 13, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 6, 2005

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11000 Broken Land Parkway, Suite 600

Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 6, 2005, Fieldstone Investment Corporation (“FIC”) and Fieldstone Mortgage Company, a wholly owned subsidiary of FIC (“FMC”, and collectively with FIC, the “Sellers” ) entered into a Fifth Amendment to Master Repurchase Agreement  (the “Fifth Amendment”) by and among FIC, FMC and Merrill Lynch Bank USA (“Merrill Lynch”) to that certain Master Repurchase Agreement dated November 12, 2004, as amended (the “Repurchase Facility”).  The Fifth Amendment extends the termination date for the Repurchase Facility from December 9, 2005 to November  10, 2006 and decreases the maximum borrowings available under the Repurchase Facility from $500,000,000 to $300,000,000, as requested by the Sellers.  As of September 30, 2005, the Sellers had $43.8 million outstanding ($66.5 million outstanding as of December 31, 2004) under the Repurchase Facility.  In addition, the Fifth Amendment provides the Sellers with the option to designate mortgage loans under a two tier structure that allows the Sellers to receive a lower cost of funds if the Sellers borrow less against the mortgage loans pledged as collateral.

The foregoing description of the Fifth Amendment is qualified in its entirety by the Fifth Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

10.1

Fifth Amendment to Master Repurchase Agreement dated as of December 6, 2005 by and among Fieldstone Investment Corporation, Fieldstone Mortgage Company and Merrill Lynch Bank USA to that certain Master Repurchase Agreement dated November 12, 2004, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: December 12, 2005	By:	/s/ Michael J. Sonnenfeld
President and Chief Executive Officer

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FIELDSTONE INVESTMENT CORPORATION

43,328,933 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 7

December 13, 2005